SHARE SALE AND PURCHASE AGREEMENT

THIS AGREEMENT is effective February 7, 2020, and entered into by and between Indigo Dye Group Corp. (Indigo) (the "Seller") located in Sacramento, California and (the "Buyer") Sugarmade, Inc. located in Monrovia, California.

WHEREAS Indigo carries on business as a cannabis delivery business under the name BudCars.

WHEREAS, Sugarmade has an interest in making an investment in Indigo in order to further its corporate growth goals

WHEREAS, all parties understand Sugarmade will be a minority owner of Indigo Dye with the investment outlined,

WHEREAS, all parties acknowledge Sugarmade is a public company and maintains investments in several businesses and conflict of interest may occur. Indigo acknowledges that there may be situations in which the interest of Sugarmade may conflict. Indigo agrees that Sugarmade must maintain its rights to engage in those activities without obligation to or responsibility for such activities to indigo.

WHEREAS, Indigo is seeking expansion capital and managerial expertise in order to expand business operations and to allow it to obtain its corporate growth goals.

WHEREAS, the respective management teams, executives and owners believe each company can assist the other in meeting these stated business goals, and

NOW, THEREFORE, in consideration of the mutual covenants, promises, terms, and conditions hereinafter set forth, the parties agree as follows:

1. **Terms of Purchase.**

(a)Sugarmade will invest Seven Hundred Thousand Dollars ($700,000) (the "Investment") into Indigo for inventory, equipment, and marketing expenses.

(b)Sugarmade will make the Investment in twelve monthly equal installments of $58,333 with the acceleration of the payment schedule possible depending on business growth, cash flow needs and capital availability.

(c)Sugarmade will receive a Forty Percent (40%) of the issued shares in Indigo Dye. upon execution of the final agreement. The value used for this transaction is $1,750,000 and each percentage (1%) of the company is worth $17,500.

(d) In the event that Sugarmade is not able to make a payment of $58,333 in any month, it will have 90 days to cure the default. on the 91st day the investment plan will cease and the amount of invested capital will be calculated based on an enterprise value of $1,750,000 or $17,500 per 1% of owned equity.

(e) The method of investment will be by wire and/or credit card.

(f) All banking will require the signature of Jimmy Chan and Clinton Walker.

2. **Shareholders Agreement** The parties agree to enter the shareholders' agreement attached hereto.

3. **Inspection and Due Diligence.** The Buyer acknowledges that Seller has provided to Buyer all items requested by the Buyer for Buyer's due diligence. The Buyer

4. **Use of Capital Investment.** The Parties agree the Investment will primarily be used for business expansion as parties agree upon per the Shareholders Agreement. The Parties intend to open

additional delivery locations with the estimated investments of each new location requiring between $175,000 and $350,000. Based upon the performance of Indigo after this investment, the Buyer will negotiate the terms of the investment into additional locations.

5. **Additional Delivery Facilities.** Seller agrees that any additional locations can use the name BudCars.

6. **Financial Statements.** Indigo acknowledges and agrees that, in order to satisfy regulatory requirements, US GAAP accounting standards Indigo shall timely provide to Sugarmade any financial statements that may be required in connection with the completion of the share purchase. Sugarmade Inc. shall at its own cost perform the necessary accounting to provide the financial statements of Indigo and will assume responsibility for all future accounting for Indigo. Upon execution of this Agreement indigo will provide all necessary information for Sugarmade to review and establish guidance and procedural review. The accounting expenses will be the costs of Indigo as operations expense. Sugarmade at its expense will provide planning and executive level consultation.

7. **Representations by Seller.** The Seller warrants and represents the following:

(a) Seller is the owner of and has a good marketable title to the shares and rights thereto of Indigo. and all assets of the Business and/or Licenses;

(b) Seller has not disclosed the business operations, that is, the method of operations to any third party.

8. **Possession.** Possession of the shares shall be delivered to the Buyer at the times of payment to the Seller.

9. **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the State of California.

10. **Confidentiality.**

(a) Each party shall hold the Proprietary or Confidential Information in strict confidence. "Proprietary or Confidential Information" shall include, but is not limited to, written or oral contracts, trade secrets, know-how, business methods, business policies, memoranda, reports, records, computer retained information, notes, or financial information. Proprietary or Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; (iii) is independently developed by the receiving party; or (iv) is subject to disclosure under court order or other form to any third party or to use each other's Proprietary or Confidential Information for any purpose other than as specified in this Agreement. Each party's Proprietary or Confidential Information shall remain the sole and exclusive property of each party. The parties agree that in the event of use or disclosure by any party other than as specifically provided for in this Agreement, the party may be entitled to equitable relief. Notwithstanding termination or expiration of this Agreement, each party agrees that the obligations of confidentiality with respect to Proprietary or Confidential Information shall continue in effect for a total period of three (3) years from the Effective Date

(b) Parties collectively and individually agree that any breach of the restrictions contained in this Section will cause the Party irreparable harm for which there is no adequate remedy of law. Therefore, in addition to whatever rights the Party may otherwise have under applicable law,

the Party collectively and individually consent to the issuance of an injunction in favor of the Party enjoining the breach of any of said restrictions by any court of competent jurisdiction. If any or all of said restrictions are held to be unenforceable, because of their scope or duration of the subject matter covered thereby, the parties agree that the court making such determination shall have the power to reduce or modify the scope, duration and subject matter to the extent that it allows the maximum scope, duration and subject matter permitted by applicable law.

(c) If a Party violates the restrictions in this Section and a Party brings legal action for injunctive or other relief, the Party shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full-time period of the restriction. Accordingly, said restriction shall be deemed to have the duration specified in subparagraph a, computed from the date such relief if granted, but reduced by the time expired between the Closing and the date of the first violation of said restrictions.

11. Conditions For Closing

(a) **Approvals:** Receipt of all required approvals for Sugarmade for the Transaction, including without limitation: the approval of the Sugarmade board of directors.

(b) **No Material Adverse Change:** No material adverse change shall have occurred in the business of Indigo, results of operations, assets, liabilities, financial condition or affairs of Indigo between the date of signing of the letter of intent and the closing date of a final agreement.

(c) **Representations & Warranties:** The representations and warranties of the parties contained in the transaction documents shall be true and correct in all material respects, unless such representation and warranty is qualified by materiality, in which case it shall be true and correct in all respects, as of the dates of such documents and as of the Closing Date;

(d) **No Claims or Proceedings:** There are no regulatory actions or proceedings against Indigo at the Closing Date which would or likely will if determined against the interest of Sugarmade, have a material adverse effect on Sugarmade or any of its subsidiaries, taken as a whole; Indigo is the Plaintiff in an action INDIGO DYE GROUP CORP. Plaintiff, vs .IDGO LLC; Stig Westling; Red Rock Media LLC; Rick Bakas; Aaron Grimes in Alameda Superior Court case HG19030115 whereby Indigo claims an interest in a cannabis delivery license in Oakland, CA. with damages.

(e) **No Prohibition:** There is no prohibition at law against the completion of the Investment and any related transactions. Indigo will file all necessary documents with the California Bureau of Cannabis Control to disclose the Buyer as having an interest in the cannabis delivery license of Indigo.

12. Dispute Resolution. The parties shall attempt to resolve any and all disputes arising out of this Agreement by meeting to discuss the specific nature of such disputes and possible resolution thereto. Such meeting(s) shall occur initially between or among the person(s) employed by each party who is/are responsible for oversight and management of the agreements and transactions contemplated thereby. At least one such meeting is required if such person(s) exist. If no person(s) exist(s) to whom Sellers collectively and individually and Buyer have designated such responsibility, or if this/these meeting(s) prove(s) to be unsuccessful at resolving the dispute(s), a meeting shall occur between Seller collectively and individually and Buyer. At least one such meeting shall occur. Legal counsel for any party may accompany, but not replace, such party's business representative(s) or accompany the parties at any meeting required by this section, provide that each other party shall receive written notice at least three business days in advance that counsel will be present. If these meetings prove unsuccessful, Buyer and Seller agree to participate in informal dispute resolution, including but not limited to mediation and/or arbitration through the American Arbitration Association. If a resolution to the dispute(s) proves impossible, each party hereby reserves its right to pursue any legal or equitable remedy on any form of

competent jurisdiction, provided that such party has made a good faith effort to comply with the terms of this Section An explanation of such party's efforts to comply with this Section shall be contained within any complaint- or - other document initiating formal or informal proceedings relating to such dispute(s).

13. Authority Each of the Parties represents and warrants to the other that each has taken all necessary corporate action to authorize and approve the entering into and performance of this MOU, and this MOU does not conflict with or violate any other agreement to which either is a party or bound

14. Corporate Obligations and Post-Closing Obligations The obligations of the Parties are acknowledged to be solely obligations of the entities, and no officer, director, employee, agent, representative, manager, owner, or controlling person of any such entity shall be subject to any personal liability to any person or another party, nor will any such claim be asserted by or on behalf of either party or affiliates of either party.

15. Public Announcement The Parties shall inform the other relative to any public announcement of this LOI. It is understood Sugarmade holds the right to make any required or customary announcement relative to this LOI.

16. Severability If any term, provision, or condition of this LOI is held to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect and shall not thereby be affected, impaired, or invalidated.

17. Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any party hereto.

18. Entire Agreement. This Agreement, the schedules, and exhibits hereto constitute the entire understanding and agreement between the parties with regard to the subjects hereof and in full force and effect until terminated in accordance with their respective terms.

19. Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given upon confirmation receipt. All notices to the Seller shall be sent to its registered address. All notices to Buyer shall be sent to its registered address

20. Limitations on Transfer. Purchaser shall not assign, encumber or dispose of any interest in the Shares except to the extent permitted by, and in compliance with the provisions below[, the transfer restrictions set forth in the Company's Bylaws] and applicable securities laws.

21. Purchase of Securities

(a) The Buyer represents and warrants to the SELLER that the Buyer is purchasing the securities hereunder as principal for its own account.

(b) The Buyer acknowledges that because this purchase of shares is being made pursuant to exemptions from the registration and prospectus requirement of applicable securities laws:

(i) the Buyer is restricted from using certain civil remedies available under applicable securities laws;

(ii) the Buyer will not receive a prospectus that might otherwise be required to be provided to the Buyer under the applicable securities laws if the exemptions were not being used;

(iii) the offering of the securities need not be carried out through an investment advisor; and

(iv) the Seller is relieved from certain obligations that would otherwise apply under applicable securities laws if the exemptions were not being used.

(c) The Buyer acknowledges that the securities being purchased hereunder will be subject to resale or transfer restrictions which will prevent the Buyer from reselling the securities except in very limited circumstances.

(d) The Buyer acknowledges that the Seller is under no obligation to qualify the resale of the securities under a prospectus or assist the Buyer in complying with the resale or transfer restrictions of applicable securities laws. The Buyer further acknowledges that it is the Buyer's obligation to comply with the resale or transfer restrictions in all applicable jurisdictions and the Seller offers no advice on those restrictions.

22. Material Contract Seller has entered into an employment contract with Clinton Walker attached hereto as an Exhibit. The only officer and director of Seller at the time of closing is Clinton Walker as the Chief Executive Officer. All management decisions are made by this officer and director and successors.

23. Risk The Buyer acknowledges that no securities commission has evaluated or endorsed the merits of the Shares and that the person selling the Shares has no duty to tell the Buyer whether the Shares are a suitable investment THE BUYER FURTHER ACKNOWLEDGES THAT IT IS INVESTING IN THE SELLER ENTIRELY AT ITS OWN RISK AND IT MAY LOSE ALL OF ITS INVESTMENT

[California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

IN WITNESS WHEREOF, the parties have executed this Agreement on February 3, 2020

Seller:	**Buyer:**
INDIGO DYE GROUP CORP	SUGARMADE INC.
Clinton Walker	Jimmy Chan Feb 7, 2020

(iv) the Seller is relieved from certain obligations that would otherwise apply under applicable securities laws if the exemptions were not being used.

(c) The Buyer acknowledges that the securities being purchased hereunder will be subject to resale or transfer restrictions which will prevent the Buyer from reselling the securities except in very limited circumstances.

(d) The Buyer acknowledges that the Seller is under no obligation to qualify the resale of the securities under a prospectus or assist the Buyer in complying with the resale or transfer restrictions of applicable securities laws. The Buyer further acknowledges that it is the Buyer's obligation to comply with the resale or transfer restrictions in all applicable jurisdictions and the Seller offers no advice on those restrictions.

22. Material Contract Seller has entered into an employment contract with Clinton Walker attached hereto as an Exhibit. The only officer and director of Seller at the time of closing is Clinton Walker as the Chief Executive Officer. All management decisions are made by this officer and director and successors.

23. Risk The Buyer acknowledges that no securities commission has evaluated or endorsed the merits of the Shares and that the person selling the Shares has no duty to tell the Buyer whether the Shares are a suitable investment THE BUYER FURTHER ACKNOWLEDGES THAT IT IS INVESTING IN THE SELLER ENTIRELY AT ITS OWN RISK AND IT MAY LOSE ALL OF ITS INVESTMENT

[California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

IN WITNESS WHEREOF, the parties have executed this Agreement on February 3, 2020

Seller:	**Buyer:**
INDIGO DYE GROUP CORP	SUGARMADE INC.
[signature]	
Clinton Walker	Jimmy Chan